Beckstead and Watts, LLP

Certified Public Accountants

2425 W. Horizon Ridge Parkway

Henderson, NV 89052

702.257.1984

702.362.0540 fax

To Whom It May Concern:

We have issued our report dated June 10, 2005, accompanying the financial statements of XSlnventory on Form SB-2/A for the years ended December 31, 2004 and 2003 and the cumulative period from September 27, 2002 (inception) to December 31, 2004. We have also conducted reviews for the interim periods ended March 31, 2005 and June 30, 2005. We hereby consent to the reference to being named in the section “Interest of Named Experts and Counsel” and inclusion of said reports in the Registration Statement of XSInventory on Form SB-2/A to be filed with the US Securities and Exchange Commission.

Signed,

/s/ Beckstead and Watts, LLP

September 15, 2005